HORIZON
HEALTH

Contact: Paula Taylor

(972) 420-8221

HORIZON HEALTH ANNOUNCES AGREEMENT FOR NEW LEASED FACILITY AND EXPANSION OF TWO EXISTING FACILITIES

LEWISVILLE, Texas (August 9, 2006) -- Horizon Health Corporation (NASDAQ:HORC) today announced the signing of a lease agreement with St. David's Medical Center in Austin, Texas, for a facility that, subject to receipt of required governmental approvals, will be operated by Horizon as a freestanding psychiatric hospital. Horizon also announced the commencement of an expansion project at its Poplar Springs Hospital in Petersburg, Virginia, and the receipt of a certificate of need to expand the licensed bed capacity at its Lighthouse Care Center facility in Conway, South Carolina. The three projects will increase the total licensed bed capacity of the Company by an additional 94 beds when completed.

Mr. Ken Newman, Chairman, President and Chief Executive Officer of Horizon Health, said, "The completion of these projects will increase our licensed bed capacity by 6.1% to 1,643 total licensed beds. These three projects are steps in achieving our strategic goal of adding to our licensed bed capacity in fiscal 2007. Expansion projects in existing facilities are a very cost-effective and relatively lower risk manner to increase licensed bed capacity, and we will continue to explore and take advantage of these opportunities when presented."

Horizon Health is an owner of behavioral healthcare facilities and a leading manager of clinical services for acute care hospitals and employers.

The statements contained herein based on future expectations rather than on historical facts are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Numerous factors as outlined in the SEC Report filed by the Company could cause actual results to differ materially from those in any such forward-looking statements. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.